EXHIBIT 5.1

June 19, 2008

TorreyPines Therapeutics, Inc.

11085 North Torrey Pines Road, Suite 300

La Jolla, CA 92037

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by TorreyPines Therapeutics, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,314,769 shares of the Company’s Common Stock, $0.001 par value (the “Shares”) including (i) 314,769 shares (the “2006 EIP Shares”) reserved for issuance pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 EIP”) and (ii) 1,000,000 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2008 Employee Stock Purchase Plan (the “ESPP” and together with the 2006 EIP, the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Certificate of Incorporation and Bylaws, as amended, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2006 EIP Shares, when sold and issued in accordance with the 2006 EIP, and the ESPP Shares, when sold and issued in accordance with the ESPP, and in both cases when sold and issued in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

By:	/s/ L. Kay Chandler
L. Kay Chandler